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                                                                     EXHIBIT 1.1

(LOGO)   (CHINESE CHARACTERS)
         CHINA EASTERN AIRLINES CORPORATION LIMITED
         (A joint stock limited company incorporated in the People's Republic of China with limited liability)
                               (Stock code: 670)

                        OVERSEAS REGULATORY ANNOUNCEMENT

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This announcement is made by China Eastern Airlines Corporation Limited (the
"Company") pursuant to the disclosure requirement under Rule 13.09(2) of the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited.

The 14th ordinary meeting of the fourth session of the Board of Directors of the Company was held on 28 October 2005, and the Company hereby announces the resolution passed at the meeting regarding change of a Vice President of the Company.
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This announcement is made by the Company pursuant to the disclosure requirement under Rule 13.09(2) of the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited.

Pursuant to the Rules of Procedures for the Board of Directors of the Company and as convened by Li Fenghua, Chairman, the 14th ordinary meeting of the fourth session of the Board of Directors of the Company was held on 28 October 2005 in Shanghai. Among the Company's 11 Directors, Li Fenghua, Luo Chaogeng, Zhong Xiong, Luo Zhuping and four independent Directors, namely, Hu Honggao, Wu Baiwang, Zhou Ruijin and Xie Rong, were present at the meeting. Cao Jianxiong and Wang Mingwu, Directors, were for some reason absent from the meeting. Peter Lok, an independent Director, was absent from the meeting for some reason and Zhou Ruijin, an independent Director, was authorized to vote on his behalf.

Li Wenxin (Chairman of the Supervisory Committee), and other supervisors of the Company, Luo Weide (Chief Financial Officer of the Company), and persons taking charge of relevant departments of the Company also attended the meeting. As the quorum of Directors required for the meeting by the Company Law of the People's Republic of China and the Company's Articles of Association was present, the meeting was legally and validly held. The meeting was chaired by Li Fenghua, Chairman. The Directors present at the meeting considered and unanimously passed the following resolution:

     Yang Xu ceased to act as a Vice President of the Company because of changes in his work. It was agreed that Li Yangmin, as nominated by Luo Chaogeng, President, be appointed as a Vice President of the Company for a term expiring upon the expiry of the current session of the Board of Directors.

Li Yangmin is currently the Vice President and a member of the standing committee to the party committee of China Eastern Air Northwest Company. Mr. Li graduated from the Aviation Electronics Department (CHINESE CHARACTERS) of China Civil Aviation Academy in July 1985 with a major in aircraft instruments. From July 1985 to October 1996, he was the Deputy Head of the aircraft maintenance workshop (CHINESE CHARACTERS), Head of technology office and secretary of the workshop branch of Northwest Company (CHINESE CHARACTERS). From October 1996 to June
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2002, he was the Deputy General Manager of the aircraft maintenance base and the Manager of air route department (CHINESE CHARACTERS) of Northwest Company (CHINESE CHARACTERS). From June 2002 to March 2004, he was the General Manager of the aircraft maintenance base of China Eastern Air Northwest Company. Since March 2004, he has been the Vice President and a member of the standing committee to the party committee of China Eastern Air Northwest Company. Mr. Li is a qualified senior engineer.


                                         By order of the Board of Directors
                                               CHINA EASTERN AIRLINES
                                                CORPORATION LIMITED
                                                    LUO ZHUPING
                                           Director and Company Secretary


The Directors as at the date of this announcement are:

Li Fenghua (Chairman, Executive Director)
Luo Chaogeng (President, Executive Director)
Cao Jianxiong (Non-executive Director)
Wan Mingwu (Vice President, Executive Director)
Zhong Xiong (Non-executive Director)
Luo Zhuping (Executive Director)
Hu Honggao (Independent non-executive Director)
Peter Lok (Independent non-executive Director)
Wu Baiwang (Independent non-executive Director)
Zhou Ruijin (Independent non-executive Director)
Xie Rong (Independent non-executive Director)

Shanghai, the People's Republic of China
28 October 2005

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